SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Aastrom Biosciences, Inc.
(Name of Registrant as Specified in Its Charter)
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  , 2011

Dear Shareholder:

Please join us for a Special Meeting of Shareholders on Monday, March 21, 2011 at 11:00 a.m. (EST), at the New York City office of Goodwin Procter, LLP, The New York Times Building, 620 Eighth Avenue, New York, New York 10018. You are cordially invited to attend.

At this Special Meeting, the agenda includes the approval of an amendment to our Restated Articles of Incorporation, as amended (the “Articles”) to increase the number of authorized shares of common stock and the approval of an amendment to our 2009 Omnibus Equity Incentive Plan to increase the number of shares authorized for issuance thereunder. The Board of Directors unanimously recommends that you vote “FOR” the amendment to the Articles and “FOR” the amendment to the 2009 Omnibus Equity Incentive Plan.

All shareholders are cordially invited to attend the Special Meeting in person. Enclosed are a Notice of Special Meeting of Shareholders and Proxy Statement describing the formal business to be conducted at the meeting. We are also providing proxy material access to our shareholders via the Internet. According, you can access proxy materials and vote at www.proxyvote.com. Please give the proxy materials your careful attention.

After reading the Proxy Statement, please promptly mark, sign, and return the enclosed proxy in the prepaid envelope to assure that your shares will be represented. You may also vote via the Internet or by telephone by following the instructions on your proxy card. In order to vote via the Internet or by telephone, you must have the shareholder identification number which is provided in your Notice. If you attend the Special Meeting, you may vote in person even if you have previously returned your proxy card or have voted via the Internet or by telephone. Please review the instructions for each voting option described in this Proxy Statement. Your prompt cooperation will be greatly appreciated.

The Board of Directors and management team look forward to seeing you at the Special Meeting.

Sincerely,

Timothy M. Mayleben
President and Chief Executive Officer

AASTROM BIOSCIENCES, INC.
24 Frank Lloyd Wright Drive, Lobby K
Ann Arbor, MI 48105

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held March 21, 2011

TIME	11:00 a.m. (Eastern Standard Time) on Monday, March 21, 2011

PLACE	Goodwin Procter, LLP, The New York Times Building, 620 Eighth Avenue, New York, New York 10018

ITEMS OF BUSINESS	1. To approve an amendment to our Restated Articles of Incorporation, as amended, to increase the shares of common stock authorized thereunder from 62,500,000 shares to 150,000,000 shares.

2. To approve an amendment to the Aastrom 2009 Omnibus Incentive Plan to increase the number of shares of common stock available for issuance thereunder from 3,250,000 shares to 7,150,000 shares.

3. To consider such other business as may properly come before the Special Meeting of Shareholders and any adjournment or postponement thereof.

RECORD DATE	You may vote at the Special Meeting of Shareholders if you were a shareholder of record at the close of business on February 9, 2011.

VOTING BY PROXY	If you cannot attend the Special Meeting of Shareholders, you may vote your shares by signing, voting and returning your proxy card to Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, New York 11717. For specific instructions on how to vote your shares, please review the instructions for each of these voting options as detailed on your proxy card and in this Proxy Statement. If you attend the Special Meeting, you may vote in person even if you have previously returned your proxy card or have voted via the Internet or by telephone.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE PROMPTLY COMPLETE YOUR PROXY AS INDICATED ABOVE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. PLEASE REVIEW THE INSTRUCTIONS FOR EACH OF YOUR VOTING OPTIONS DESCRIBED IN THIS PROXY STATEMENT AND THE ENCLOSED PROXY CARD.

By order of the Board of Directors,

Scott C. Durbin
Corporate Secretary
Ann Arbor, Michigan
          , 2011

AASTROM BIOSCIENCES, INC.
24 Frank Lloyd Wright Drive, Lobby K
Ann Arbor, Michigan 48105

PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Aastrom Biosciences, Inc., a Michigan corporation (the “Company”), for use at the Special Meeting of Shareholders to be held on Monday, March 21, 2011 at 11:00 a.m. (EST), at Goodwin Procter, LLP, The New York Times Building, 620 Eighth Avenue, New York, New York 10018, or at any adjournments or postponements thereof (the “Special Meeting”). This Proxy Statement is being made available to all shareholders entitled to vote at the Special Meeting. This Proxy Statement and the form of proxy were first made available to shareholders on or about          , 2011. Unless the context requires otherwise, references to “we,” “us,” “our,” the “Company” and “Aastrom” refer to Aastrom Biosciences, Inc.

GENERAL INFORMATION ABOUT THE MEETING, SOLICITATION AND VOTING

What am I voting on?

There are two proposals scheduled to be voted on at the Special Meeting:

•	Approval to amend Aastrom’s Restated Articles of Incorporation, as amended (the “Articles”), to increase the number of shares of our common stock authorized for issuance thereunder from 62,500,000 shares to 150,000,000 shares; and

•	Approval to amend Aastrom’s 2009 Omnibus Incentive Plan (the “Incentive Plan”), to increase the aggregate number of shares of common stock authorized for issuance under the Incentive Plan by 3,900,000 shares from 3,250,000 shares to 7,150,000 shares.

Who is entitled to vote?

Shareholders as of the close of business on February 9, 2011 (the “Record Date”) may vote at the Special Meeting. You have one vote for each share of common stock you held on the Record Date, including shares:

•	Held directly in your name as “shareholder of record” (also referred to as “registered shareholder”); and

•	Held for you in an account with a broker, bank or other nominee (shares held in “street name”). Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or nominee how to vote their shares.

What constitutes a quorum?

A majority of the outstanding shares entitled to vote, present in person or represented by proxy, constitutes a quorum for the Special Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. “Broker non-votes” (described below) are also counted as present and entitled to vote for purposes of determining a quorum. On the Record Date,          shares of Aastrom common stock were outstanding and entitled to vote.

How many votes are required to approve each proposal?

The following explains how many votes are required to approve each proposal, provided that a majority of our shares is present at the Special Meeting (present in person or represented by proxy):

•	Approval of the proposal to amend the Articles to increase the number of shares of our common stock authorized for issuance thereunder from 62,500,000 shares to 150,000,000 shares requires the affirmative vote of a majority of all outstanding shares of our common stock; and

•	Approval of the proposal to amend the Incentive Plan to increase the aggregate number of shares of common stock authorized for issuance under the Incentive Plan by 3,900,000 shares from 3,250,000 shares to 7,150,000 shares requires the affirmative vote of a majority of the votes cast on the proposal.

How are votes counted and who are the proxies?

You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposals. If you abstain from voting on the proposal to approve the increase in the number of authorized shares of our common stock, it will have the same effect as a vote AGAINST the proposal. If you abstain from voting on the proposal to amend the Incentive Plan it has no effect on the voting of the proposal. If you just sign and submit your proxy card without marking your voting instructions, your shares will be voted “FOR” the proposal to increase the number of authorized shares of our common stock and “FOR” the proposal to amend to the Incentive Plan.

What is a broker non-vote?

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”). Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers are counted as present for the purpose of determining whether there is a quorum at the Special Meeting, but are not counted or deemed to be present or represented for the purpose of determining whether shareholders have approved that matter. Pursuant to applicable rules, brokers will have discretionary authority to vote on the proposal to amend the Articles but will not have discretionary authority to vote on the proposal to amend the Incentive Plan.

How does the Board recommend that I vote?

Aastrom’s Board recommends that you vote your shares:

•	“FOR” the proposal to amend the Articles to increase the number of shares of our common stock authorized for issuance thereunder from 62,500,000 shares to 150,000,000 shares; and

•	“FOR” the proposal to amend the Incentive Plan to increase the aggregate number of shares of common stock authorized for issuance under the Incentive Plan by 3,900,000 shares from 3,250,000 shares to 7,150,000 shares.

How do I vote my shares without attending the meeting?

If you are a shareholder of record, you may vote by granting a proxy. For shares held in street name, you may vote by submitting voting instructions to your broker or nominee. In any circumstance, you may vote:

•	By Mail — You may vote by mail by signing and dating your proxy card and mailing it in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

•	By Internet or Telephone — You may vote by Internet or telephone by following the voting instructions on the proxy card and on www.proxyvote.com or as directed by your broker or other nominee. In order to vote via the Internet or by telephone, you must have the shareholder identification number which is provided in your Notice.

Internet and telephone voting facilities will close at 11:59 p.m., Eastern Standard Time, on March 20, 2011.

How do I vote my shares in person at the meeting?

If you are a shareholder of record (also referred to as “registered shareholder”) and prefer to vote your shares in person at the meeting, bring proof of identification and request a ballot to vote at the meeting. You may vote shares held in street name only if you obtain a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares.

Even if you plan to attend the meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you are unable to attend the meeting.

What does it mean if I receive more than one proxy card?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, vote according to the instructions for each proxy card you receive.

May I change my vote?

Yes. Whether you have voted by mail, Internet or telephone, you may change your vote and revoke your proxy by:

•	Sending a written statement to that effect to the Corporate Secretary of Aastrom;

•	Voting by Internet or telephone at a later time;

•	Submitting a properly signed proxy card with a later date; or

•	Voting in person at the Special Meeting.

What are the costs associated with the solicitation of proxies?

The cost of soliciting proxies will be borne by Aastrom. Aastrom has retained Broadridge Financial Solutions (“Broadridge”) and MacKenzie Partners, Inc. to solicit registered shareholders and to request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of Aastrom registered in the names of such persons, at an aggregate cost of approximately $75,000, which includes mailing costs and reimbursement of reasonable out-of-pocket expenses. Aastrom may supplement the original solicitation of proxies by mail, telephone, electronic mail or personal solicitation by our officers, directors, and other regular employees, without additional compensation. Voting results will be tabulated and certified by Broadridge. Aastrom may solicit shareholders by mail through its regular employees, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of Aastrom registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. Aastrom may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

PROPOSAL 1

PROPOSAL TO AMEND THE ARTICLES
TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK

Our Board of Directors is proposing to amend our Articles to increase the number of shares of common stock authorized for issuance thereunder from 62,500,000 shares to 150,000,000 shares of common stock, no par value. If the amendment is approved by our shareholders, the amendment will become effective upon the filing of a certificate of amendment with the Michigan Department of Energy, Labor and Economic Growth, Bureau of Commercial Services, which filing is expected to occur promptly after shareholder approval of this Proposal 1.

The form of amendment to our Articles relating to this Proposal 1 is attached to this proxy statement as Appendix I.

Purpose and Effect of the Amendment

The principal purpose of the proposed amendment to the Articles is to authorize additional shares of common stock that will be available to raise additional capital through the sale of such common stock, including in an “at the market offering” as described below, and to incentivize employees through the issuance of stock incentives. In addition, the additional authorized shares will be available in the event the Board of Directors determines that it is necessary or appropriate to use common stock to acquire another company or its assets, to establish strategic relationships with corporate partners or for other corporate purposes. As of December 31, 2010, we had 4,284,731 shares of common stock that remained authorized but not issued or reserved for certain purposes. The limited number of remaining available shares has made it difficult for us to raise necessary capital and be responsive to potential investors. The availability of additional authorized shares of common stock is particularly important in the event that the Board of Directors needs to undertake any of the foregoing actions on an expedited basis and thus to avoid the time and expense of seeking shareholder approval in connection with the contemplated issuance of common stock. If the amendment is approved by our shareholders, the Board of Directors does not intend to solicit further shareholder approval prior to any particular issuance of any additional shares of common stock, except as may be required by applicable law.

The increase in authorized common stock will not have any immediate effect on the rights of existing shareholders. To the extent that additional authorized shares are issued in the future, they may decrease the existing shareholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing shareholders. Holders of common stock have no preemptive rights and the Board of Directors has no plans to grant such rights with respect to any such shares.

The increase in the authorized number of shares of common stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the shareholders. Shares of authorized and unissued common stock could, within the limits imposed by applicable law, be issued in one or more transactions that would make a change in control of the Company more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of common stock and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of us.

The Board of Directors is not currently aware of any attempt to take over or acquire us. While it may be deemed to have potential anti-takeover effects, the proposed amendment to increase the number of shares of common stock authorized for issuance under the Articles is not prompted by any specific effort or takeover threat currently perceived by management.

The additional shares of common stock to be authorized pursuant to the proposed amendment will be of the same class of common stock as is currently authorized under the Articles. These additional shares will be used to issue shares of our common stock in connection with our existing stock option and award plans. In addition, we anticipate raising additional capital through future issuances and sales of shares of our common stock, including through an “at the market” offering within the meaning of Rule 415(a)(4) of the Securities Act of 1933, as amended, to or through a market maker or into an existing trading market, on an exchange or otherwise, and we intend to use the additional shares of common stock that will be available to undertake any such issuances and sales.

Vote Required and Board of Director’s Recommendation

The affirmative vote of a majority of our outstanding shares of common stock is required for approval of this Proposal 1. Abstentions will have the same effect as a vote “AGAINST” this Proposal 1. Brokers have discretionary voting power on this Proposal 1 and, accordingly, “broker non-votes” will have no effect on this Proposal 1. If you sign and submit your proxy card without marking your voting instructions, your shares will be voted “FOR” this Proposal 1.

For the reasons stated above, the Board of Directors believes that the proposed amendment to the Articles is in the best interest of, and advisable to, the shareholders and the Company, and the Board of Directors has approved such amendment. Therefore, the Board of Directors unanimously recommends a vote “FOR” the approval of Proposal 1 to amend the Articles to increase the number of shares of common stock authorized for issuance thereunder from 62,500,000 to 150,000,000 shares.

PROPOSAL 2

APPROVING THE AMENDMENT TO THE AASTROM
2009 OMNIBUS INCENTIVE PLAN

At the Annual Meeting of Shareholders held on December 14, 2009, the shareholders of Aastrom adopted the Aastrom 2009 Omnibus Incentive Plan (the “Incentive Plan”) pursuant to which 3,250,000 shares of common stock were reserved for issuance under the Incentive Plan. On January 19, 2011, Board of Directors, upon the recommendation of the Compensation Committee of our Board of Directors approved, subject to shareholder approval, an amendment to the Incentive Plan to increase the number of shares of common stock authorized for issuance under the Incentive Plan by 3,900,000 (the “Incentive Plan Amendment”). The Board of Directors has directed that the proposal to approve the Incentive Plan Amendment be submitted to our shareholders for their approval at the Special Meeting.

The reason for this increase is to ensure that sufficient shares of our common stock are available for grants under the Incentive Plan to attract, retain and motivate top quality management, employees, officers and non-employee directors. Currently, there are 3,250,000 shares of our common stock reserved for issuance under the Plan. As of the Record Date, an aggregate of          shares of our common stock remained available for future grants under the Plan. Based on the closing price of our common stock on          , 2011, the fair market value of the 3,900,000 additional shares to be added to the Incentive Plan is $     .

The Board of Directors believes that the Incentive Plan is an integral part of our compensation philosophy and programs. Our ability to attract, retain and motivate top quality management, employees, officers and non-employee directors is material to our success, and the Board of Directors has concluded that our expanded ability to achieve these objectives has been enhanced by the ability to make grants under the Incentive Plan. In addition, the Board of Directors believes that the interests of Aastrom and its shareholders will be advanced by continuing to offer our employees, officers and non-employee directors the opportunity to acquire or increase their proprietary interests in Aastrom.

The following is a summary of certain significant features of the Incentive Plan. This summary is subject to the specific provisions contained in the full text of the Incentive Plan set forth as Appendix II to our proxy statement dated October 27, 2009 and the Incentive Plan Amendment set forth in Appendix II hereto.

Material Features of the Incentive Plan

Purpose.  The purpose of the Incentive Plan is to assist us in attracting and retaining individuals who, serving as our employees, directors, consultants and/or advisors, are expected to contribute to our success and to achieve long-term objectives that will inure to the benefit of all of our shareholders through the additional incentives inherent in the awards under the Incentive Plan.

Shares Available for Grant.  Subject to adjustment in certain circumstances as described below, there are 3,250,000 of our common stock reserved for issuance under the Incentive Plan. If approved, the Incentive Plan Amendment would increase this to 7,150,000 shares, subject to adjustment for changes in capitalization, including mergers, stock splits and spin-offs. Stock options and stock appreciation rights granted under the Incentive Plan reduce the available number of shares by 1 share for every share granted. Awards other than stock options and stock appreciation rights granted under the Incentive Plan reduce the available number of shares by 1.25 shares for every share granted. In addition, shares subject to an award under the Incentive Plan are forfeited, expire or are settled for cash will increase the number of shares available under the Incentive Plan by 1 share for each share subject to a stock option or stock appreciation right and by 1.25 shares for each share subject to awards other than stock options or stock appreciation rights. The following shares will not again become available for grants under the Incentive Plan: (i) shares tendered or withheld in payment of the purchase price of an option, or to satisfy any tax withholding obligation with respect to an award, (ii) shares subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right on exercise thereof and (iii) shares reacquired on the open market or otherwise using cash proceeds from the exercise of options. Shares issued under awards granted in assumption of or in substitution for awards previously granted by a company acquired by us or with which we or any subsidiary combines, will not reduce the shares authorized for issuance under the Incentive Plan. Shares issued under the Incentive Plan may consist of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

Eligibility.  Options, stock appreciation rights, restricted stock awards, restricted stock unit awards and performance awards may be granted under the Incentive Plan. Options may be either “incentive stock options,” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or nonstatutory stock options. Awards may be granted under the Incentive Plan to any employee, non-employee member of the Board of Directors, consultant or advisor who provides us service, except for incentive stock options which may be granted only to our employees or employees of our subsidiaries. As of the Record Date, there are           individuals who are eligible to receive grants under the Incentive Plan.

The aggregate maximum number of shares of common stock that may be issued under the Incentive Plan pursuant to the exercise of incentive stock options is 3,250,000 shares, subject to adjustment for changes in our capitalization, including mergers, stock splits and spin-offs. If approved, the Incentive Plan Amendment would increase this to 7,150,000 shares, subject to adjustment for changes in capitalization, including mergers, stock splits and spin-offs.

Awards to be Granted to Certain Individuals and Groups.  The Compensation Committee, in its discretion, determines the individual or individuals to whom awards under the Incentive Plan may be granted, determines the type or types of awards to be granted, the time or times at which such awards shall be granted, and the number of shares subject to each such grant (or the dollar value of certain performance awards). For this reason, it is not possible to determine the benefits or amounts that will be received by any particular individual or individuals in the future.

Limits on Grants to Participants.  The Incentive Plan provides that no participant may be granted in any 12-month period options or stock appreciation rights to with respect to more than 312,500 shares of common stock. It further provides that no participant may be granted in any 12-month period restricted stock awards, performance awards and restricted stock unit awards that are denominated in shares and are intended to be “performance-based compensation” under Code Section 162(m) with respect to more than 250,000 shares of common stock. Notwithstanding the foregoing, in a participant’s initial year as an employee of the Company or an affiliate, (including a participant who was previously a non-employee director and then becomes an employee, but not including a participant who was an employee of the Company or affiliate and transfers to another such employer), may by granted an additional grant in such initial year not to exceed options or stock appreciation rights to with respect to more than 625,000 shares of common stock, and restricted stock awards, performance awards and restricted stock unit awards that are denominated in shares and are intended to be “performance-based compensation” under Code Section 162(m) with respect to more than 500,000 shares of common stock. Shares subject to a cancelled award continue to count against the applicable limit. The maximum dollar value that may be granted to any participant for each 12 months in a performance period with respect to performance-based awards that are intended to be performance-based compensation under Code Section 162(m) and are denominated in cash is $2 million. The dollar value of a cancelled award will continue to count against the $2 million limit.

Administration.  The Incentive Plan will be administered by the Compensation Committee of the Board of Directors, which shall consist of at least two directors who must qualify as “non-employee directors” under Rule 16b-3 under the Securities Exchange Act of 1934, “outside directors” under Section 162(m) of the Code and “independent directors” for purposes of the rules of the NASDAQ Stock Market to the extent required by such rules. The Compensation Committee has the authority to determine the participants who will receive awards under the Incentive Plan, to determine the type and terms of the awards, and to interpret and administer the Incentive Plan. The Compensation Committee may delegate the right to make grants and otherwise take action on the Compensation Committee’s behalf under the Incentive Plan to a committee of one or more directors and, to the extent permitted by law, to an executive officer or a committee of executive officers the right to grant awards to employees who are not our directors or executive officers. In determining the amount, type or recipient of awards, the Compensation Committee may consult with management. In addition, to the extent not prohibited by applicable law or regulatory authority, (i) any grant by the Compensation Committee may be subject to approval or ratification by the full Board of Directors and (ii) the full Board of Directors may take any action under the Incentive Plan that the Compensation Committee is authorized to take.

Terms and Conditions of Options.  Options granted under the Incentive Plan may be incentive stock options, nonstatutory stock options, or a combination thereof, and are subject to the following terms and conditions:

Exercise Price.  The exercise price of options granted under the Incentive Plan is determined by the Compensation Committee at the time the options are granted. The exercise price of an option may not be less than 100% of the fair market value of the common stock on the date such option is granted, except in the case of substitute awards granted in connection with an acquisition; provided, however, that in the case of an incentive stock option granted to a participant who, at the time of the grant, owns stock representing more than 10% of the voting power of all of our classes of stock, the option price per share will be no less than 110% of the fair market value of one share of our common stock on the date of grant. The fair market value of the common stock is determined with reference to the closing price for the common stock on the NASDAQ Stock Market on the date the option is granted (or if there was no reported closing price on such date, on the last preceding date on which the closing price was reported).

Exercise of Option.  The Compensation Committee determines when options become exercisable. The Incentive Plan permits payment to be made by cash, check, other shares of our common stock, any other form of consideration approved by the Compensation Committee (including “cashless exercises” effected through a broker and withholding of shares of common stock that would otherwise be issued on exercise of options) and permitted by applicable law, or any combination thereof.

Term of Option.  Options granted under the Incentive Plan expire no later than ten years from the date of grant, provided, however, that the term of the option will not exceed five years from the date the option is granted in the case of an incentive stock option granted to a participant who, at the time of the grant, owns stock representing more than 10% of the voting power of all of our classes of stock.

Stock Appreciation Rights.  The Compensation Committee is authorized to grant stock appreciation rights in tandem with an option or other award granted under the Incentive Plan, and to grant stock appreciation rights separately. The grant price of a stock appreciation right may not be less than 100% of the fair market value of the common stock on the date such stock appreciation right is granted, except in the case of substitute awards granted in connection with an acquisition. The Compensation Committee determines when stock appreciation rights become exercisable. The term of a stock appreciation right may be no more than ten years from the date of grant.

Upon the exercise of a stock appreciation right, the participant will have the right to receive the excess of the fair market value of the shares or, at the discretion of the Compensation Committee, such lesser amount, on the date of exercise over the grant price. Payment may be made in cash, shares of our common stock or other property, or any combination of the same, as the Compensation Committee may determine. Shares issued upon the exercise of a stock appreciation right are valued at their fair market value as of the date of exercise.

Restricted Stock Awards.  Restricted stock awards may be issued to participants either alone or in addition to other awards granted under the Incentive Plan, and are also available as a form of payment of performance awards granted under the Incentive Plan and other earned cash-based incentive compensation. The Compensation Committee determines the terms and conditions of restricted stock awards, including the number of shares granted (subject to the limit on shares subject to awards set forth above), and any conditions for vesting that must be satisfied, which typically will be based principally or solely on continued provision of services, but may include a performance-based component.

Restricted Stock Unit Awards.  Awards of restricted units having a value equal to an identical number of shares may be granted either alone or in addition to other awards granted under the Incentive Plan, and are also available as a form of payment of other awards granted under the Incentive Plan and other earned cash-based incentive compensation. Restricted stock units may be paid in cash, shares of common stock or other property, or a combination thereof, as determined by the Compensation Committee. The Compensation Committee determines the other terms and conditions of restricted stock units.

Performance Awards.  Performance awards provide participants with the opportunity to receive cash, shares of common stock or other property, or any combination thereof, based on performance and other vesting conditions. Performance awards may be granted from time to time as determined at the discretion of the Compensation Committee. The Compensation Committee has the discretion to determine (i) the number of shares of common stock under, or the dollar value of, a performance award and (ii) the conditions that must be satisfied for grant or for vesting, which typically will be based principally or solely on achievement of performance goals.

Code Section 162(m) Performance Awards.  The Incentive Plan is designed to permit us to issue awards that qualify as performance-based under Section 162(m) of the Code, by making performance goals meeting the requirements of Section 162(m) applicable to a participant with respect to an award. At the Compensation

Committee’s discretion, performance goals shall be based on the attainment of specified levels of one or any combination of the following:

•   net sales;

•   revenue;

•   revenue or product revenue growth;

•   operating income or loss (before or after taxes);

•   pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus);

•   net earnings or loss;

•   earnings or loss per share;

•   net income or loss (before or after taxes);

•   return on equity;

•   total shareholder return;

•   return on assets or net assets;

•   attainment of strategic and operational initiatives;

•   appreciation in and/or maintenance of the price of our stock;

•   market share;

•   gross profits;

•   earnings or losses (including earnings or losses before taxes, earnings or losses before interest and taxes, earnings or losses before interest, taxes and depreciation or earnings or losses before interest, taxes, depreciation and amortization);

•   economic value-added models (or equivalent metrics);

•   comparisons with various stock market indices;

•   reductions in costs;

•   cash flow or cash flow per share (before or after dividends);

•   return on capital (including return on total capital or return on invested capital);

• cash flow return on investment;	• improvement in or attainment of expense levels or working capital levels;

•   operating margin;

•   gross margin;

•   year-end cash;

•   cash margin;

•   debt reduction;

•   shareholder’s equity;

•   market share;

•   achievement of drug development milestones;

•   regulatory achievements including approval of a compound;

•   progress of internal research or clinical programs;

•   progress of partnered programs;

•   implementation or completion of projects and processes;

•   partner satisfaction;

•   budget management;

•   clinical achievements;

•   completing phases of a clinical study (including the treatment phase); or announcing or presenting preliminary or final data from clinical studies; in each case, whether on particular timelines or generally;

•   timely completion of clinical trials;

•   submission of INDs and NDAs and other regulatory achievements;

•   partner or collaborator achievements;

•   internal controls, including those related to the Sarbanes-Oxley Act of 2002;

•   research progress, including the development of programs;

•   financing;

• investor relation, analysts and communication;	• manufacturing achievements (including obtaining particular yields from manufacturing runs and other measurable objectives related to process development activities);

•   strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property;

•   establishing relationships with commercial entities with respect to the marketing, distribution and sale of our products (including with group purchasing organizations, distributors and other vendors);

•   supply chain achievements (including establishing relationships with manufacturers or suppliers of active pharmaceutical ingredients and other component materials and manufacturers of our products);

•   co-development, co-marketing, profit sharing, joint venture or other similar arrangements;

•   financing and other capital raising transactions (including sales of our equity or debt securities);

•   factoring transactions;

•   sales or licenses of our assets, including intellectual property (whether in a particular jurisdiction or territory or globally or through partnering transactions);

•   implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures;

•   factoring transactions; and

• recruiting and maintaining personnel.

Such performance goals also may be based solely by reference to our performance or of the performance of one or more of our affiliates, divisions, business segments or business units, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. At the time a performance award is granted, the Compensation Committee may also exclude charges related to an event or occurrence which the Compensation Committee determines should appropriately be excluded, including (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to our operations or not within the reasonable control of our management, or (iii) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles.

Dividends; Dividend Equivalents.  Awards other than options and stock appreciation rights may, if so determined by the Compensation Committee, provide that the participant will be entitled to receive cash, or stock or other property dividends, or cash payments in amounts equivalent to cash, stock or other property dividends declared with respect to shares of common stock covered by an award. Dividends and dividend equivalents on awards with performance-based vesting will be subject to the same vesting conditions as those applicable to the shares subject to the award and will be accumulated and paid at the time such shares become vested. The Compensation Committee may provide that such amounts shall be deemed to have been reinvested in additional shares of common stock or otherwise, and that they are subject to the same vesting or performance conditions as the underlying award.

Termination of Service.  The Compensation Committee will determine and set forth in each award agreement whether an award will continue to be exercisable, continue to vest or be earned and the terms of such exercise, vesting or earning, on and after the date that a participant terminates employment or service with us, whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise. In the case of incentive stock options, the period of exercisability cannot exceed 90 days, other than in the event of death or disability, in which case it can be 12 months.

No Repricing.  The Incentive Plan prohibits option and stock appreciation right repricings (other than to reflect mergers, stock splits, spin-offs or other corporate events described under “Adjustments upon Changes in Capitalization” below) unless shareholder approval is obtained. For purposes of the Incentive Plan, a “repricing” means a reduction in the exercise price of an option or the grant price of a stock appreciation right, the cancellation of an option or stock appreciation right in exchange for cash or another award (except for awards granted in assumption of or in substitution for awards previously granted by a company acquired by us or with which we combine) under the Incentive Plan if the exercise price of the cancelled option or grant price of the cancelled stock appreciation right is greater than the fair market value of the common stock, or any other action with respect to an option or stock appreciation right that may be treated as a repricing under the NASDAQ Stock Market rules.

Nontransferability of Awards.  An award granted under the Incentive Plan is not transferable other than by will or the laws of descent and distribution, and may be exercised during the participant’s lifetime only by the participant or the participant’s guardian or legal representative. The Compensation Committee may, however, provide in an award agreement that a participant may transfer an award to a family member (whether by gift or a domestic relations order) under such terms and conditions determined by the Compensation Committee.

Adjustments upon Changes in Capitalization.  In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in our corporate structure affecting our common stock or the value thereof, appropriate adjustments shall be made, in the discretion of the Compensation Committee, in the number and class of shares of stock subject to the Incentive Plan, the number and class of shares of awards outstanding under the Incentive Plan, the limits on the number of awards that any person may receive, the exercise price of any outstanding option or stock appreciation right, and, if applicable the performance requirements for performance awards. The numbers described in this summary include the impact of an eight-for-one reverse stock split effected on February 18, 2010 (the “Reverse Stock Split”).

Change in Control.  The Compensation Committee may in its discretion determine that upon our “Change in Control” (as that term is defined in the Incentive Plan or otherwise defined in the agreement evidencing an award) (i) options and stock appreciation rights outstanding as of the date of the Change in Control shall be cancelled and terminated without payment if the fair market value of one share of our common stock as of the Change in Control date is less than the per share option exercise price or stock appreciation right grant price and (ii) performance awards will be considered to be earned in full or partially based on the portion of the performance period completed as of the Change in Control date.

Unless otherwise provided in an award agreement, in the event of a Change in Control in which the successor company assumes or substitutes for an option, stock appreciation right, restricted stock award or restricted stock unit award (or in which we are the ultimate parent corporation and continue the award), if a participant’s employment with such successor company (or us) or a subsidiary thereof within the period following such Change in Control set forth in the award agreement (or prior if applicable) under the circumstances set forth in the award agreement, each award held by such participant at the time of such termination of employment will be fully vested, and options and stock appreciation rights may be exercised during the period following such termination set forth in the award agreement. If the successor company does not assume or substitute for such outstanding awards held by participants at the time of the Change in Control, then unless otherwise provided in the award agreement, the awards will become fully vested immediately prior to the Change in Control and will terminate immediately after the Change in Control.

The Compensation Committee, in its discretion, may also determine that, upon the occurrence of a Change in Control, each option and stock appreciation right outstanding shall terminate within a specified number of days after notice to the participant, and/or that each participant shall receive, with respect to each share of common stock subject to such option or stock appreciation right, an amount equal to the excess, if any, of the fair market value of such share immediately prior to the occurrence of such Change in Control over the exercise price per share of such option and/or stock appreciation right; such amount to be payable in cash, in one or more kinds of stock or property, or in a combination thereof, as the Compensation Committee, in its discretion, will determine.

Amendment and Termination.  The Board of Directors may alter, amend, suspend or terminate the Incentive Plan, from time to time as it deems advisable, subject to any requirement of applicable law or the rules and regulations of the NASDAQ Stock Market for shareholder approval. However, the Board of Directors may not amend the Incentive Plan without shareholder approval to increase the number of shares available for awards under the Incentive Plan, expand the types of awards available under the Incentive Plan, materially expand the class of persons eligible to participate in the Incentive Plan, permit the grant of options or stock appreciation rights with an exercise or grant price of less than 100% of fair market value on the date of grant (except for substitute awards granted in connection with an acquisition), increase the maximum term of options and stock appreciation rights, increase the limits on shares subject to grants to a participant or the dollar value payable under performance awards granted to a participant, cancel an option or stock appreciation right in exchange for cash or take any action with respect to an option that may be treated as a repricing under the rules and regulations of the NASDAQ Stock Market. No such action by the Board of Directors may alter or impair any award previously granted under the Incentive Plan without the written consent of the participant. The Incentive Plan will expire on the 10th anniversary of its effective date, except with respect to awards then outstanding, and no further awards may be granted thereafter.

Federal Income Tax Consequences.  The following discussion summarizes certain federal income tax considerations of awards under the Incentive Plan. However, it does not purport to be complete and does not describe the state, local or foreign tax considerations or the consequences for any particular individual.

Incentive Stock Options.  An optionee who is granted an incentive stock option does not realize taxable income at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon an optionee’s sale of the shares (assuming that the sale occurs more than two years after grant of the option and more than one year after exercise of the option), any gain will be taxed to the optionee as long-term capital gain. If the optionee disposes of the shares prior to the expiration of the one-year and two-year holding periods, then the optionee will realize ordinary income in an amount generally measured as the excess, if any, of the fair market value of the shares at the exercise date or the net proceeds of sale, whichever is lower, over the exercise price. Any gain or loss realized on such sale of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period.

Nonstatutory Stock Options.  An optionee does not realize any taxable income at the time a nonstatutory stock option is granted. Upon exercise, the optionee realizes taxable ordinary income measured by the excess of the fair market value of the shares on the exercise date over the exercise price. Upon a disposition of such shares by the optionee, any difference between the amount realized on the sale and the fair market value of the shares on the exercise date is treated as long-term or short-term capital gain or loss, depending on the holding period, which begins at the time of exercise

Stock Appreciation Rights.  No taxable income will be realized by a participant in connection with the grant of a stock appreciation right. When the stock appreciation right is exercised, the recipient will realize ordinary income in the year of exercise in an amount equal to the sum of the amount of any cash received and the fair market value of any common stock or other property received upon the exercise.

Restricted Stock Awards and Performance Awards.  A participant will not realize taxable income on the grant of a restricted stock award or a performance award denominated in shares. The participant will realize ordinary income at the time the shares subject to the award become vested in an amount equal to the excess, if any, of the fair market value of the shares received over any amount paid by the recipient in exchange for the shares. A participant may, however, elect under Section 83(b) of the Code to recognize ordinary compensation income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock.

Upon disposition of shares acquired from stock awards, the participant will realize a capital gain or loss equal to the difference between the net proceeds of sale and the sum of the amount paid for the shares plus any amount realized as ordinary income upon grant (or vesting) of the shares.

Restricted Stock Units.  A participant will not realize taxable income on the grant of a restricted stock unit award. The participant will realize ordinary income at the time the shares subject to the award are delivered in an amount equal to the excess, if any, of the fair market value of the shares of our common stock received over any amount paid by the recipient in exchange for the shares.

Upon disposition of shares acquired from the restricted stock unit award, the participant will realize a capital gain or loss equal to the difference between the net proceeds of sale and the sum of the amount paid for the shares plus any amount realized as ordinary income upon grant (or vesting) of the shares.

Company Tax Deduction.  We generally will be entitled to a tax deduction in connection with an award under the Incentive Plan (subject to the requirement of Section 162(m) of the Code) in an amount equal to the ordinary income realized by a participant and at the time the participant realizes such income (for example, on the exercise of a nonqualified stock option). Section 162(m) of the Code may limit the deductibility of compensation paid to the Chief Executive Officer and to each of the three other most highly compensated executive officers (other than the Chief Executive Officer and the Chief Financial Officer). Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met with respect to awards.

Compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if such awards are approved by a compensation committee comprised solely of “outside directors” and the plan contains a per employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by the shareholders, and the exercise or grant price of the award is no less than the fair market value of the stock on the date of grant. The Incentive Plan has been designed to qualify as performance-based for purposes of satisfying the conditions under Section 162(m) with respect to stock options and stock appreciation rights.

Compensation attributable to restricted stock awards, restricted stock unit awards and performance awards will qualify as performance-based compensation, provided that: (i) the compensation is approved by a compensation committee comprised solely of “outside directors,” (ii) the compensation is paid only upon the achievement of an objective performance goal established in writing by the Compensation Committee while the outcome is substantially uncertain, (iii) the Compensation Committee certifies in writing prior to the payment of the compensation that the performance goal has been satisfied, and (iv) prior to the payment of the compensation, shareholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount, or formula used to calculate the amount, payable upon attainment of the performance goal).

The Incentive Plan has been designed to permit the Compensation Committee to grant certain awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us to receive a full federal income tax deduction in connection with such awards.

Restricted Stock Units, deferred cash awards and other types of deferred awards may be subject to Section 409A of the Code regarding non-qualified deferred compensation plans. The Company intends to use reasonable efforts to design these awards in a manner that avoids Section 409A or that is compliant with Section 409A.

The described tax consequences are based on current laws, regulations and interpretations, all of which are subject to change. Recipients of an award under the Incentive Plan are encouraged to discuss the tax consequences of the award with their personal tax advisor.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the votes cast on Proposal 2, to approve the Incentive Plan Amendment at the Special Meeting at which a quorum representing a majority of all outstanding shares of common stock of Aastrom is present, either in person or represented by proxy, is required for approval of this Proposal 2. Abstentions and broker non-votes will have no effect on this Proposal 2. If you sign and submit your proxy card without marking your voting instructions, your shares will be voted “FOR” Proposal 2.

The Board of Directors believes that the approval of the Incentive Plan Amendment to increase the number of shares of common stock authorized for issuance under the Incentive Plan is in the best interest of, and advisable to, the shareholders and the Company, and the Board of Directors has, upon the recommendation of the Compensation Committee, approved such Incentive Plan Amendment. Therefore, the Board of Directors unanimously recommends a vote “FOR” the approval of the Incentive Plan Amendment by the shareholders.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of January 27, 2011, or as otherwise set forth below, with respect to the beneficial ownership of Aastrom’s common stock by (i) all persons known by Aastrom to be the beneficial owners of more than 5% of the outstanding common stock of Aastrom; (ii) each director and director nominee of Aastrom, (iii) each executive officer of Aastrom named in the Summary Compensation Table, and (iv) all executive officers and directors of Aastrom as a group.

	Shares Owned(1)
		Percentage of
Name and Address of Beneficial Owner(2)	Number of Shares	Class(3)

Capital Ventures International(4)	3,333,333	8.6%
Ronnda L. Bartel(5)	108,841	*
Ronald M. Cresswell	—	*
Scott C. Durbin(6)	28,963	*
Timothy M. Mayleben(7)	351,430	*
Alan L. Rubino(8)	48,780	*
Nelson M. Sims(9)	71,729	*
Harold C. Urschel, Jr.(10)	23,192	*
Robert L. Zerbe(11)	45,867	*
All officers and directors as a group (8 persons)(12)	678,802	1.7%

*	Represents less than 1% of the outstanding shares of Aastrom’s common stock.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Except as indicated in the footnotes to this table, to the knowledge of the Company, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. The number of shares owned and percentage ownership amounts include shares of restricted stock granted under Aastrom’s 2004 Equity Incentive Plan (the “2004 Plan”) and the Incentive Plan. Pursuant to the rules of the SEC, the number of shares of Aastrom’s common stock deemed outstanding includes shares issuable pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of January 27, 2011.

(2)	The address for each beneficial owner except Capital Ventures International is 24 Frank Lloyd Wright Drive, Lobby K, Ann Arbor, MI 48105. The address for Capital Ventures International is One Capitol Place, P.O. Box 1787 GT, Grand Cayman, Cayman Islands, British West Indies.

(3)	Calculated on the basis of 38,616,787 shares of common stock outstanding as of January 27, 2011.

(4)	Based solely on a Schedule 13G filed on December 20, 2010 (the “Schedule 13G”) by Capital Ventures International and Heights Capital Management, Inc. (collectively, the “Reporting Persons”), in the aggregate, the Reporting Persons beneficially owns 3,333,333 shares of Aastrom common stock. Based solely on the Schedule 13G, the Reporting Persons have shared voting and dispositive power as to these 3,333,333 shares and Heights Capital Management, Inc., which serves as the investment manager to Capital Ventures International, may be deemed to be the beneficial owner of all shares of Aastrom common stock owned by Capital Ventures International.

(5)	Includes 108,841 shares issuable upon exercise of options held by Dr. Bartel that are exercisable within the 60-day period following January 27, 2011.

(6)	Includes 12,500 shares issuable upon exercise of options held by Mr. Durbin that are exercisable within the 60-day period following January 27, 2011.

(7)	Includes 269,812 shares issuable upon exercise of options held by Mr. Mayleben that are exercisable within the 60-day period following January 27, 2011.

(8)	Includes 47,917 shares issuable upon exercise of options held by Mr. Rubino that are exercisable within the 60-day period following January 27, 2011.

(9)	Includes 43,604 shares issuable upon execution of options held by Mr. Sims that are exercisable within the 60-day period following January 27, 2011.

(10)	Includes 23,192 shares issuable upon exercise of options held by Dr. Urschel that are exercisable within the 60-day period following January 27, 2011.

(11)	Includes 44,967 shares issuable upon execution of options held by Dr. Zerbe are exercisable within the 60-day period following January 27, 2011.

(12)	Includes 550,833 shares issuable upon exercise of options that are exercisable within the 60-day period following January 27, 2011.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary Compensation Table

On November 11, 2010, our Board of Directors approved a change in our fiscal year end from June 30 to December 31. As such, the following table summarizes all compensation awarded to, earned by or paid to Timothy M. Mayleben, the Company’s chief executive officer, Scott C. Durbin, the Company’s chief financial officer, and Ronnda L. Bartel, the Company’s chief scientific officer (the “named executive officers”) during the 12-month period ended June 30, 2010 and also during the six-month period ended December 31, 2010.

2010 SUMMARY COMPENSATION TABLE

							Nonequity
						Option	Incentive Plan	All Other
Name and Principal Position	Year*	Salary($)		Bonus($)		Awards($)(1)	Compensation(2)	Compensation($)(3)		Total($)

Timothy M. Mayleben,	Dec. 2010	$212,500		$4,375		$374,537	$95,625	$11,979	(4)	$699,016
President and CEO
	June 2010	$233,428	(5)	$8,437		$822,015	$111,563	$76,926	(4)	$1,252,369
Scott C. Durbin, CFO	Dec. 2010	$137,500		$1,875		$94,819	$48,125	$7,253	(6)	$289,572
	June 2010	$18,750	(7)	$—		$258,771	$—	$—		$277,521
Ronnda L. Bartel,	Dec. 2010	$121,695		$40,000	(8)	$122,317	$—	$4,186		$288,198
Chief Scientific Officer
	June 2010	$243,389	(9)	$40,000		$169,059	$—	$8,096		$460,544

*	December 2010 information is for the six month period ended December 31, 2010. June 2010 information is for the fiscal year ended June 30, 2010.

(1)	Amount reflects the grant date fair value of the named executive officer’s stock options, calculated in accordance with FASB ASC Topic 718. For purposes of this calculation, we have disregarded forfeiture assumptions. For a discussion of the assumptions used in calculating these values, see Note 3 to our consolidated financial statements in our annual report on Form 10-K for the fiscal year ended June 30, 2010 filed with the SEC on September 7, 2010.

(2)	Amounts reflected in this column were awarded pursuant to Mr. Mayleben’s and Mr. Durbin’s employment agreements, as applicable, as described in more detail below (see “Employment Contracts and Termination of Employment and Change of Control Arrangements”). Due to the change in fiscal year end from June 30 to December 31, Mr. Mayleben and Mr. Durbin were each awarded a pro-rated bonus for the period from July 1, 2010 through December 31, 2010. The incentive amounts awarded to Mr. Mayleben and Mr. Durbin for the six months ended December 31, 2010 were calculated on a six-month pro-rated basis and, because of the date Mr. Mayleben’s employment commenced, the incentive amount awarded to Mr. Mayleben for the fiscal year ended June 30, 2010 was calculated on a seven-month pro-rated basis.

(3)	The all other compensation column includes Aastrom contributions to 401(k) Supplemental Retirement Plans (401(k) Plan) as detailed in footnotes 4 and 6. None of the named executive officers received perquisites having an aggregate value of $10,000 or more in the six months ended December 31, 2010 or in the fiscal year ended June 30, 2010, as applicable. All other compensation also includes the portion of medical, dental, vision and long term disability premiums paid by Aastrom on behalf of the named executive officers. These benefits are offered to all full-time Aastrom employees.

(4)	These amounts include Aastrom contributions made to Mr. Mayleben’s 401(k) Plan of $10,625 and $5,313 in the six months ended December 31, 2010 and in the fiscal year ended June 30, 2010, respectively. The amount for the fiscal year ended June 30, 2010 also includes a $50,000 lump-sum paid to Mr. Mayleben pursuant to a consulting agreement prior to commencement of his employment (see “Employment Contracts and Termination of Employment and Change of Control Arrangements” below for a more detailed discussion) and $20,625 in fees paid to Mr. Mayleben for his service as a non-employee director through December 14, 2009.

(5)	Effective December 14, 2009, Mr. Mayleben was appointed the Company’s President, Chief Executive Officer and Chief Financial Officer. On June 7, 2010, Mr. Mayleben resigned as Chief Financial Officer. This amount represents the salary earned by Mr. Mayleben during the twelve months ended June 30, 2010, after his employment commenced.

(6)	This amount includes Aastrom contributions made to Mr. Durbin’s 401(k) Plan of $3,438.

(7)	Effective June 7, 2010, Mr. Durbin was appointed the Company’s Chief Financial Officer. This amount represents the salary earned by Mr. Durbin during the fiscal year ended June 30, 2010 after his employment commenced.

(8)	Represents the cash performance bonus awarded to Dr. Bartel on January 18, 2011 based on the achievement of goals for the Company and Dr. Bartel set by the Compensation Committee of the Board.

(9)	Effective May 2010, Dr. Bartel was promoted from Vice President of Technical Operations to Chief Scientific Officer, and in August of 2010, as a result of increased responsibility and new policy-making functions, our Board of Directors determined that Dr. Bartel was an executive officer of the Company. This amount represents the salary earned by Dr. Bartel during the six months ended December 31, 2010.

Outstanding Equity Awards at Fiscal Year End

The table below reflects all outstanding equity awards made to each of the named executive officers that were outstanding at December 31, 2010. We currently grant stock-based awards pursuant to our Incentive Plan and have outstanding awards under our 2004 Plan.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2010

	Option Awards
					Equity
					Incentive
					Plan Awards:
			Number of	Number of	Number of
			Securities	Securities	Securities
			Underlying	Underlying	Underlying
			Unexercised	Unexercised	Unexercised	Option	Option
			Options (#)	Options (#)	Unearned	Exercise	Expiration
Name	Grant Date(1)		Exercisable(1)*	Unexercisable(1)*	Options (#)*	Price ($)*	Date

Timothy M. Mayleben	9/22/2010	(2)	24,688	370,312	—	$1.49	9/22/2020
	3/11/2010	(2)	43,968	190,532	—	$1.52	3/11/2020
	12/14/2009	(3)	93,750	281,250	—	$2.40	12/14/2019
	12/8/2008		18,750	—	—	$2.96	12/8/2018
	10/17/2008		6,875	—	—	$2.32	10/17/2018
	11/7/2007		6,875	—	—	$7.60	11/7/2017
	11/2/2006		6,875	—	—	$12.24	11/2/2016
	11/1/2005		3,750	—	—	$17.84	11/1/2015
	6/20/2005		1,500	—	—	$23.60	6/20/2015
Scott C. Durbin	9/22/2010	(2)	6,250	93,750	—	$1.49	9/22/2020
	6/7/2010	(4)	—	275,000	—	$1.44	6/7/2020
Ronnda L. Bartel	9/22/2010	(2)	8,063	120,937	—	$1.49	9/22/2020
	4/23/2010	(2)	11,250	78,750	—	$1.80	4/23/2020
	7/31/2009		9,766	21,484	—	$3.20	7/31/2019
	10/31/2008	(5)	19,531	11,719	—	$3.20	10/31/2018
	11/30/2007		2,513	837	—	$7.36	11/30/2017
	9/6/2007		7,139	1,648	—	$8.96	9/6/2017
	10/16/2006		31,250	—	—	$10.88	10/16/2016

*	Amounts include the impact of a one-for-eight reverse stock split effected on February 18, 2010 (the “Reverse Stock Split”)

(1)	Unless otherwise noted, options vest over a period of four years, with 25% vesting on the first anniversary of the date of grant and 6.25% vesting each quarter thereafter.

(2)	These options vest in equal quarterly installments over a four-year period beginning on the grant date.

(3)	These options vest in 48 equal monthly installments commencing on the grant date.

(4)	25% of these options vest on the first anniversary of the grant date. Thereafter, the remaining options vest in 36 equal monthly installments.

(5)	One third of these options vest on the first anniversary of the grant date. Thereafter, the remaining options vest in 8 equal quarterly installments.

Employment Contracts, including Termination of Employment and Change of Control Arrangements

The following are summaries of the agreements with our named executive officers.

Mr. Mayleben’s Agreements

The following is a summary of Mr. Mayleben’s employment agreement as entered into on October 23, 2009, which became effective upon his assuming the roles of Chief Executive Officer and President immediately following the 2009 Annual Meeting of Shareholders. Also described below are the terms of a Consulting Agreement dated October 23, 2009, entered into by the Company and Mr. Mayleben that covered the management transition period from September 3, 2009 until the date Mr. Mayleben assumed his new roles.

Under an employment agreement with Mr. Mayleben for his services as Chief Executive Officer and President, Mr. Mayleben received an initial annual base salary of $425,000 and was eligible to receive a cash bonus (as a participant in Aastrom’s existing cash performance bonus program) based upon his performance, as determined by the Board of Directors, for up to 45% of his base salary. Mr. Mayleben was granted an initial stock option to purchase 375,000 shares of Company common stock (with an exercise price of $2.40, the fair market value on December 14, 2009, which is the date of grant, adjusted for the Reverse Stock Split). All 375,000 shares are subject to time vesting and vest in 48 equal monthly installments commencing on the first day of the calendar month first following the date of grant. In the event of his termination by the Company without Cause or by Mr. Mayleben for Good Reason within one year following a Change of Control (in each case, as those terms are defined in Mr. Mayleben’s employment agreement), the vesting of all his stock options will accelerate, with all options becoming fully exercisable. In addition, if Mr. Mayleben’s employment is terminated without Cause or for Good Reason within one year following a Change in Control, he will be entitled to a severance payment equal to his one and one-half times his annual base salary at termination. If Mr. Mayleben’s employment is terminated without Cause or if he terminates his employment for Good Reason (in each case, other than in conjunction with a Change of Control), he will be entitled to a severance payment equal to one year of his annual base salary at termination. In addition, in the event of Mr. Mayleben’s termination without Cause or for Good Reason, the Company will pay the costs of his first 12 months of continued medical coverage under COBRA. All severance payments under the Agreement, including any accelerated vesting of options and the Company’s payment of Mr. Mayleben’s COBRA premiums, is conditioned upon Mr. Mayleben executing a release of claims against the Company.

Mr. Mayleben agrees not to disclose confidential information of the Company; during the term of his agreement and for a period of one year thereafter, not to solicit employees, customers or vendors of the Company; and during the term of his agreement and for a period of one year thereafter, not to compete with the Company.

In the event of a Change in Control, if the payments to Mr. Mayleben constitute excess parachute payments, he will receive either (i) the entire benefit and pay the excise taxes on the excess amount or (ii) reduced payments, whichever will provide the greater amount of benefits to Mr. Mayleben on an after-tax basis. If he chooses the latter, the Company will not be entitled to a deduction for the excess amounts on which Mr. Mayleben is required to pay excise taxes.

In addition to the employment agreement entered into between Mr. Mayleben and the Company, on October 23, 2009, the Company and Mr. Mayleben entered into a Consulting Agreement, which covered the management transition period from September 3, 2009 until the date of the 2009 Annual Meeting of Shareholders when Mr. Mayleben assumed his new roles. Under the Consulting Agreement, Mr. Mayleben was paid a lump sum of $50,000 on the commencement of his employment as Chief Executive Officer and President of the Company, for the time, effort and consulting services provided by Mr. Mayleben during the term of the Consulting Agreement in preparing to take on and getting involved in day to day activities of the Company prior to assuming his new roles. The Company determined that the Consulting Agreement was desirable in order to better assure that the management transition went as smoothly as possible. During this period Mr. Mayleben continued as an independent contractor to the Company and not as an employee.

Mr. Durbin’s Agreement

Mr. Durbin’s employment agreement provides that Mr. Durbin will receive an initial annual base salary of $275,000 and his base salary shall be redetermined annually by the Company’s CEO in consultation with the Compensation Committee. Under his employment agreement, Mr. Durbin will also be eligible to receive cash incentive compensation as determined by the CEO in consultation with the Compensation Committee from time to time. Mr. Durbin’s target annual incentive compensation shall be 35% of his then-current base salary.

In accordance with the employment agreement and as approved by the Board, Mr. Durbin was granted an initial stock option to purchase 275,000 shares of the Company’s common stock at an exercise price of $1.44 (the “Initial Option”). All 275,000 shares are subject to time vesting with 25% of the shares vesting on the first anniversary of the date of the employment agreement and the remaining shares vesting monthly in equal tranches over the following 36 months. Subject to approval by the Board, Mr. Durbin will be eligible to receive an additional option grant to purchase 80,000 shares of the Company’s common stock based on Mr. Durbin’s performance during the 12 month period following the date of the employment agreement as determined by the Board in its discretion and at an exercise price equal to the fair market value of the Company’s common stock on the effective date of grant (the “Subsequent Option”). The Initial Option and the Subsequent Option shall be subject to the terms and conditions of the Company’s Incentive Plan and form of stock option agreement.

In the event of his termination by the Company without Cause or by Mr. Durbin for Good Reason (as such terms are defined in Mr. Durbin’s employment agreement), and subject to Mr. Durbin’s signing a general release of claims, the Company shall pay Mr. Durbin an amount equal to nine months of his then-current base salary in nine substantially equal monthly installments. Additionally, all stock options and other stock-based awards which would have vested had Mr. Durbin remained employed for an additional nine months following the date of termination shall become exercisable as of the date of termination. Mr. Durbin would also be entitled to continued participation in the Company’s group health, dental and vision programs for nine months following the date of termination.

In the event of his termination by the Company without Cause or by Mr. Durbin for Good Reason within 12 months following a Change in Control (as such term is defined in Mr. Durbin’s employment agreement), and subject to Mr. Durbin’s signing a general release of claims, the Company shall pay to Mr. Durbin a lump-sum cash payment in an amount equal to 12 months of his then-current base salary (or his base salary in effect immediately prior to the Change in Control, if higher). Additionally and notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all stock options and other stock-based awards held by Mr. Durbin shall immediately accelerate and become exercisable as of the termination date. Mr. Durbin would also be entitled to continued participation in the Company’s group health, dental and vision programs for 12 months following the date of termination.

If any payments to Mr. Durbin, calculated in a manner consistent with Section 280G of the Code, would be subject to the excise tax imposed by Section 4999 of the Code, he will receive either the entire benefit or reduced payments, which alternative will be determined by a nationally recognized accounting firm selected by the Company.

In addition, during his employment and after termination of the employment agreement, Mr. Durbin has agreed to keep the Company’s confidential information in confidence and trust and has agreed not to use or disclose such confidential information without the Company’s written consent except as necessary in the ordinary course of performing his duties to the Company. During the term of his employment agreement and for a period of 12 months thereafter Mr. Durbin also agrees not to compete with the Company and not to solicit employees, customers or suppliers of the Company.

Dr. Bartel’s Agreements

Dr. Bartel’s employment agreement provides that Dr. Bartel received an initial annual base salary of $243,389 and her base salary shall be redetermined at least annually by the Company. Under her employment agreement, Dr. Bartel is entitled to participate in retirement plans or arrangements, welfare benefit plans or arrangements and/or fringe benefit plans or arrangements as the Company customarily makes available for similarly-situated employees.

In the event Dr. Bartel’s employment is terminated by the Company for any reason other than death, Disability or Cause, or Dr. Bartel terminates her employment for Good Reason following a Change in Control (as such terms are defined in Dr. Bartel’s employment agreement) (each a “Qualifying Termination”), and upon Dr. Bartel’s execution (without revocation) of a release, then Dr. Bartel shall be entitled to receive severance payments equal to six months of her then-current base salary (the “Severance Payment”). In the event the Qualifying Termination occurs within 12 months of a Change in Control, the Severance Payment shall be paid in a lump sum within 60 days of the Qualifying Termination, so long as Dr. Bartel has delivered the release or at such other time as Section 409A may require. In the event the Qualifying Termination does not occur within 12 months following a Change in Control, then the Severance Payment shall be paid in equal installments over six months, commencing within 60 days following the Qualifying Termination. Dr. Bartel’s entitlement to the Severance Payment on a termination for Good Reason is conditioned upon her resignation from all capacities in which she is then rendering services to the Company. In addition, in the event that Dr. Bartel’s employment is terminated, then she shall be entitled to, to the extent eligible, elect continued medical insurance coverage under COBRA.

If any payments to Dr. Bartel, calculated in a manner consistent with Section 280G of the Code, would be subject to taxation under Section 4999 of the Code as an “excess parachute payment” thereunder, the payment will be reduced to the highest amount permissible under the Code and as necessary to prevent Dr. Bartel from becoming subject to the excess parachute payment excise tax under the Code and the Company from losing all or part of its compensation deduction for such payment to the extent such deduction is applicable.

In addition, during her employment and after termination of her employment agreement, Dr. Bartel has agreed to keep the Company’s confidential information in confidence and trust and has agreed not to use or disclose such confidential information without the Company’s written consent except as necessary in the ordinary course of performing her duties to the Company. During the term of her employment agreement and for a period of 12 months thereafter Dr. Bartel also agrees not to compete with the Company and not to solicit employees, customers or suppliers of the Company.

Acceleration of Vesting Under Stock Option Plans

Generally, in the event of a Change in Control of Aastrom (as defined in the Incentive Plan) if awards under the Incentive Plan are not assumed or substituted, awards shall vest on the day prior to the Change in Control and terminate on the day of the Change in Control. If assumed or substituted and the participant’s board membership or services to the Company are terminated by the Company within 12 months of the Change in Control, the awards shall become fully vested and exercisable and may be exercised at any time prior to the earlier of the expiration date of the award or within three months of the date of termination. However, if the fair market value on the date of the Change in Control is less than the exercise price of the option or stock appreciation right, such option or stock appreciation right shall then terminate on the date of the Change in Control.

For awards issued under the 2004 Plan, in the event of a Change in Control of Aastrom (as defined in the 2004 Plan), if such awards are not assumed, cashed-out or substituted, then the awards shall vest as of ten days prior to the date of the Change in Control and terminate on the day of the Change in Control. In general, options granted to executive officers of Aastrom will become fully exercisable if such officer is terminated following a Change in Control and options granted to non-employee directors will become fully vested and immediately exercisable upon a Change in Control.

Equity Compensation Plan Information

The following table sets forth information about the securities authorized for issuance under our equity compensation plans as of December 31, 2010.

	(a)		(c)
	No. of		Number of Securities
	Securities to be		Remaining Available
	Issued Upon	(b)	for Future Issuance
	Exercise of	Weighted-Average	Under Equity
	Outstanding	Exercise Price of	Compensation Plans
	Options, Warrants	Outstanding Options,	(Excluding Securities
Plan Category	and Rights	Warrants and Rights	Reflected in Column (a))

Equity compensation plans/arrangements approved by shareholders	4,333,623	$2.52	310.673
Equity compensation plans/arrangements not approved by shareholders	N/A	N/A	N/A
Total	4,333,623	$2.52	310,673

(1)	The weighted-average remaining life of outstanding options, warrants and rights is 8.9 years.

(2)	There are no outstanding restricted stock units or restricted shares.

(3)	Maximum option and SAR life in the Incentive Plan is ten years and full value awards count as 1.25 shares against the Incentive Plan.

Compensation of Directors

The Director Compensation table reflects all compensation awarded to, earned by or paid to the Company’s non-employee directors during fiscal year 2010 and for the six month period ended December 31, 2010.

DIRECTOR COMPENSATION
FOR THE TWELVE AND SIX MONTHS ENDED
JUNE 30, 2010 AND DECEMBER 31, 2010

		Fees Earned			Other
		or Paid	Stock	Option	Compensation
Name	Year*	in Cash ($)	Awards ($)	Awards ($)(1)	($)	Total ($)

George W. Dunbar(2)	Dec. 2010	$12,500	—	—	—	$12,500
	June 2010	$25,000	—	$81,641	—	$106,641
Ronald M. Cresswell(3)	Dec. 2010	$6,850	—	$83,938	—	$90,788
	June 2010	—	—	—	—	—
Alan L. Rubino	Dec. 2010	$18,750	—	$23,156	—	$41,906
	June 2010	$37,500	—	$55,766	—	$93,266
Nelson M. Sims	Dec. 2010	$22,500	—	$23,156	—	$45,656
	June 2010	$52,500	—	$55,766	—	$108,266
Harold C. Urschel, Jr.	Dec. 2010	$17,500	—	$23,156	—	$40,656
	June 2010	$17,500	—	$57,858	—	$75,358
Robert L. Zerbe	Dec. 2010	$21,250	—	$23,156	—	$44,406
	June 2010	$40,000	—	$55,766	—	$95,766

*	December 2010 information is for the six month period ended December 31, 2010. June 2010 information is for the fiscal year ended June 30, 2010.

(1)	The discussion below provides details as to the aggregate number of option awards outstanding at fiscal year end.

(2)	Mr. Dunbar did not stand for re-election at the 2010 Annual Meeting of Shareholders held on October 21, 2010 and thus ceased being a director as of October 21, 2010.

(3)	Dr. Cresswell joined the Board on October 21, 2010.

Fees Earned or Paid in Cash.  The Chairman of the Board of Directors, if any, receives an annual fee of $50,000 paid in equal quarterly increments. Each non-employee director receives an annual fee of $25,000 paid in equal quarterly increments. The chairperson of each standing committee receives an additional annual fee of $7,500 and each non-chair committee member receives an additional annual fee of $5,000, payable quarterly.

Stock and Option Awards.  We had in place a non-employee director compensation policy whereby a non-employee director who continued to serve beyond an Annual Meeting of Shareholders would receive a stock option to purchase 55,000 shares granted on the date of each Annual Meeting of Shareholders, with an exercise price equal to the fair market value of the common stock on the date of grant, vesting in equal quarterly increments over a period of one year. Newly elected directors joining the Board during the period between Annual Meetings of Shareholders would receive a grant for a pro rata amount of the 55,000 shares subject to option (reflecting the period of time until the next Annual Meeting of Shareholders). These equity grants would be made under the terms of the existing equity compensation plans, as previously approved by the shareholders. We are in the process of reviewing our current policy and, beginning with Dr. Cresswell, are currently offering new directors, upon joining the Board, an award of options to purchase 85,000 shares of Aastrom common stock that vest in three equal annual installments beginning on the first anniversary of the grant date. Amounts in the stock and option awards columns represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (disregarding forfeiture assumptions). For a discussion of the assumptions used in calculating the dollar amount recognized, see Note 3 to our consolidated financial statements in our annual report on Form 10-K for fiscal year 2010 filed with the SEC on September 7, 2010.

Previously, stock options issued to directors terminated and could no longer be exercised after the first to occur of (a) the expiration date of the option, (b) at any time prior to the expiration of three months after the date on which the service to the Company was terminated or (c) a change in control to the extent provided in the stock option agreement. On October 5, 2009, the Board of Directors determined that stock options already issued to directors shall terminate and no longer be exercised after the first to occur of (a) the expiration date of the option, (b) at any time prior to the expiration of 24 months after the date on which the service to the Company is terminated or (c) a change in control to the extent provided in the stock option agreement. This revision was made by the Board upon the recommendation of the Compensation Committee after it had consulted with its independent compensation consultant who recommended the change. The independent compensation consultant advised that by lengthening the period the directors could exercise their options, it would neutralize market timing on their service decisions.

Option Holdings.  Non-employee directors held the following stock options as of December 31, 2010:

Stock Options

Ronald M. Cresswell	85,000
Alan L. Rubino	104,250
Nelson M. Sims	99,937
Harold C. Urschel, Jr.	79,525
Robert L. Zerbe	101,300

SHAREHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

Under Aastrom’s Bylaws, in order for business and director nominations to be properly brought before a meeting by a shareholder, such shareholder must have given timely notice thereof in writing to the Corporate Secretary of Aastrom. To be timely, such notice must be received at Aastrom’s principal executive offices not less than 120 calendar days in advance of the one year anniversary of the date Aastrom’s proxy statement was released to shareholders in connection with the previous year’s Annual Meeting of Shareholders, except that (i) if no Annual Meeting was held in the previous year, (ii) if the date of the Annual Meeting has been changed by more than thirty calendar days from the date contemplated at the time of the previous year’s proxy statement or (iii) in the event of a special meeting, then notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made.

If none of the events described in (i) through (iii) above occur, then the deadline for submitting shareholder proposals or nominations for directors for inclusion in the Company’s proxy statement and form of proxy pursuant to Rule 14a-8 of the SEC’s proxy rules for the next Annual Meeting of shareholders will be May 10, 2011 and shareholder proposals submitted outside the processes of Rule 14a-8 received after May 10, 2011 will be considered untimely under Aastrom’s Bylaws. In order to be brought before the next Annual Meeting, any such proposal or nomination must include the relevant information as required under the Company’s Bylaws and must otherwise meet applicable requirements of the SEC’s proxy rules if such proposal or nomination is to be included in the Company’s proxy statement for the next Annual Meeting.

Shareholder proposals and director nominations should be delivered to: Aastrom Biosciences, Inc., 24 Frank Lloyd Wright Drive, P.O. Box 376, Ann Arbor, Michigan, 48106, Attention: Secretary. Aastrom recommends that such proposals be sent by certified mail, return receipt requested.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By order of the Board of Directors,

Scott C. Durbin
Corporate Secretary

          , 2011

Appendix I

FORM OF CERTIFICATE OF AMENDMENT
TO THE RESTATED ARTICLES OF INCORPORATION
OF
AASTROM BIOSCIENCES, INC.

1. The present name of the corporation is:

Aastrom Biosciences, Inc.

2. The identification number assigned by the Bureau is:

529-456

3. All former names of the corporation are:

Ann Arbor Stromal, Inc.

4. The date of filing the original Articles of Incorporation was:

March 24, 1989

5. The number of shares of common stock authorized pursuant to Article III of the Restated Articles of Incorporation shall be increased to 150,000,000 by virtue of this Certificate of Amendment.

6. The foregoing amendment to the Restated Articles of Incorporation was duly adopted on the   day of March, 2011 pursuant to the authorization of the shareholders of the corporation on the   day of March, 2011 at a special meeting of the corporation’s shareholders, where the necessary votes were cast in favor of the amendment.

Appendix II

FIRST AMENDMENT TO
AASTROM BIOSCIENCES, INC.
2009 OMNIBUS INCENTIVE PLAN

WHEREAS, Aastrom Biosciences, Inc. (the “Company”) desires to amend the Aastrom Biosciences, Inc. 2009 Omnibus Incentive Plan (as amended and in effect, the “Plan”) to (i) increase the aggregate number of shares authorized for issuance under the Plan by 3,900,000 shares of common stock, no par value (the “Common Stock”), of the Company (the “Plan Amendment”); and

WHEREAS, on January 18, 2011, subject to shareholder approval, the Board of Directors of the Company approved the Plan Amendment.

NOW THEREFORE, in accordance with Section 12.1 of the Plan, the Plan is hereby amended as follows:

1. Section 3.1(a) of the Plan is hereby amended and restated in its entirety to read as follows:

“Subject to adjustment as provided in Section 12.2, a total of 7,150,000 Shares shall be authorized for grant under the Plan, as increased if applicable under this Section, less one (1) share of Stock for every one (1) share of Stock that was subject to an option or stock appreciation right granted after June 30, 2009 under the Prior Plans and 1.25 Shares for every one (1) Share that was subject to an award other than an option or stock appreciation right granted after June 30, 2009 under the Prior Plans. Any Shares that are subject to Options or Stock Appreciation Rights shall be counted against this limit as one (1) Share for every one (1) Share granted, and any Shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as 1.25 Shares for every one (1) Share granted. After the effective date of the Plan (as provided in Section 13.13), no awards may be granted under any Prior Plan.”

2. The last sentence of Section 5.7 of the Plan is hereby amended and restated in its entirety to read as follows:

“Notwithstanding anything in Section 3.1 to the contrary and solely for the purposes of determining whether Shares are available for the grant of Incentive Stock Options under the Plan, the maximum aggregate number of Shares that may be issued pursuant to Incentive Stock Options granted under the Plan shall be 7,150,000 Shares, subject to adjustment as provided in Section 12.2.”

3. The Plan Amendment shall be effective upon approval of the shareholders of the Company at the March 21, 2011 Special Meeting of Shareholders. If the Plan Amendment is not so approved at such meeting, then the amendment to the Plan set forth herein shall be void ab initio.

4. Except herein above provided, the Plan is hereby ratified, confirmed and approved in all respects.

AASTROM BIOSCIENCES, INC.
ATTN: Scott Durbin
P.O. BOX 37624
FRANK LLOYD WRIGHT DRIVE
ANN ARBOR, MI 48105
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The Board of Directors recommends a vote For the following.		For	Against	Abstain

1	To amend Aastrom’s Restated Articles of Incorporation, as amended, to increase the number of shares of our common stock authorized for issuance thereunder from 62,500,000 shares to 150,000,000 shares.	☐	☐	☐

2	To amend Aastrom’s 2009 Omnibus Incentive plan, to increase the number of shares of common stock authorized for issuance under the incentive plan by 3,900,000 shares from 3,250,000 shares to 7,150,000 shares.	☐	☐	☐

NOTE: Even if you are planning to attend the meeting in person, you are urged to sign and mail this Proxy in the return envelope so that your stock may be represented at the meeting.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Proxy Statement is/are available at www.proxyvote.com.

AASTROM BIOSCIENCES, INC.
Proxy for Special Meeting of Shareholders
Solicited by the Board of Directors
The undersigned hereby appoints Timothy M. Mayleben and Scott C. Durbin, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of stock of Aastrom Biosciences, Inc. (the “Company”) which undersigned is entitled to vote at the Special Meeting of Shareholders of the Company to be held at Goodwin Procter, LLP, The New York Times Building, 620 Eighth Avenue, New York, New York, 10018, on Monday, March 21, 2011 at 11:00 a.m. (EST), and at any adjournment or postponement thereof (i) as hereinafter specified upon the proposals listed heirin and as more particularly described in the Company’s Proxy Statement, receipt of which is hereby acknowledged, and (ii) in their discretion upon such other matters as may properly come before the meeting or at any adjournment or postponement thereof.
The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR each proposal.
Continued and to be signed on reverse side